Exhibit 10.87

VARIABLE TERM ACCELERATED SHARE REPURCHASE TRANSACTION

To:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

From:

Lehman Brothers, Inc. acting as Agent

Lehman Brothers OTC Derivatives Inc., acting as Principal

745 Seventh Avenue

New York, New York 10019

Attention: Andrew Yare - Transaction Management Group

Facsimile No.: (646) 885-9546 (United States of America)

Telephone No.: (646) 333-9493

Dear Sirs:

This letter agreement (this “Confirmation”) confirms the terms and conditions of the variable term accelerated share repurchase transaction (the “Transaction”) entered into between Amgen Inc. (“Counterparty”) and Lehman Brothers OTC Derivatives Inc. (“Bank”), on the Trade Date specified below. This Confirmation constitutes a “Confirmation” under the Agreement specified below. This Confirmation is sent on behalf both Bank and Lehman Brothers Inc. (“Agent”). Bank is not a member of the Securities Investor Protection Corporation.

1.	The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Definitions”) (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation. References herein to a “Transaction” shall be deemed to be references to a “Share Forward Transaction” for purposes of the Definitions. This Confirmation evidences a complete binding agreement between Counterparty and Bank as to the terms of the Transaction.

This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border), as if, on the Trade Date hereof, Bank and Counterparty had executed that agreement (but without any Schedule other than the provisions in Section 16 of this Confirmation). In the event of any inconsistency between the Definitions and the Agreement, the Definitions will govern. In the event of any inconsistency between this Confirmation, on the one hand, and the Definitions or the Agreement, on the other hand, this Confirmation will govern. For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

2.	The following terms and conditions shall govern the Transaction:

General Terms:

Trade Date:	May 28, 2008.

Buyer:	Counterparty.

Seller:	Bank.

Shares:	The common stock, par value $0.0001 per share, of Counterparty (sometimes also referred to as the “Issuer”).

Price Adjustment Period Termination Date:	The earlier of:

(i) the Scheduled Termination Date; and

(ii) the Scheduled Trading Day immediately preceding the Accelerated Termination Date.

Scheduled Termination Date:	July 29, 2008; subject to adjustment as provided in “Market Disruption Event” below.

Accelerated Termination Date:

Any Exchange Business Day after June 30, 2008, and prior to the Scheduled Termination Date that is so designated by Bank by written notice to Counterparty of its intention to terminate the Price Adjustment Period (it being understood that such notice may be given on the Accelerated Termination Date); Bank shall notify Counterparty of such designation no later than the close of business on the Exchange on the Scheduled Trading Day immediately following the Accelerated Termination Date.

Price Adjustment Period:	The period commencing on, and including, the Scheduled Trading Day immediately following the Trade Date and ending on, and including, the Price Adjustment Period Termination Date.

Initial Settlement:

Prepayment:	Applicable.

Prepayment Amount:	USD1,500,000,000

Prepayment Date:	The Initial Share Delivery Date; on which Counterparty will pay to Bank the Prepayment Amount.

Number of Shares:	31,527,323

Initial Share Delivery:	Bank shall deliver a number of Shares equal to the Number of Shares to Counterparty on the Initial Share Delivery Date in accordance with Section 9.4 of the Definitions (with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4), against payment by Counterparty of the Prepayment Amount.

Initial Share Delivery Date:	The third Clearance System Business Day after the Trade Date.

Exchange:	NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Final Settlement:

Settlement Currency:	USD

Net Share Settlement:	Subject to the “Cash Settlement” provisions hereof, and notwithstanding anything to the contrary in the Definitions, (i) if the Average Reference Price is less than USD47.577779 per Share, Bank shall deliver to Counterparty the Bank Share Delivery Amount, and (ii) if the Average Reference Price is greater than or equal to USD47.577779 per Share, Counterparty shall deliver to Bank the Counterparty Share Delivery Amount, in either case on the Settlement Date.

Bank Share Delivery Amount:	A number of Shares, rounded down to the nearest whole Share, equal to (a) the Prepayment Amount divided by the Average Reference Price minus (b) the Number of Shares.

Counterparty Share Delivery Amount:

A number of Shares, rounded down to the nearest whole Share, equal to (a) the Number of Shares minus (b) the Prepayment Amount divided by the Average Reference Price; provided that if Counterparty delivers Unregistered Shares and Bank and its affiliates (collectively, “Bank Group”) do not elect pursuant to the last paragraph of Section 3.3 for Annex A to apply to such delivery of Unregistered Shares, Counterparty shall deliver a number of Shares, rounded down to the nearest whole Share, equal to the product of the Counterparty Share Delivery Amount and 1.0075; provided, further, in no event shall Counterparty be required to deliver more than 52,545,539 Shares (as such number may be adjusted for stock splits or similar events, the “Maximum Number of Shares”) or as otherwise agreed by the parties.

Settlement Date:	The third Exchange Business Day following the Price Adjustment Period Termination Date.

Daily Share Reference Price:

For each Valuation Date, (a) the 10b-18 volume-weighted average price per Share on the Exchange on such day as published on Bloomberg Page “AMGN.Q <Equity> AQR SEC” (the “Daily 10b-18 VWAP Price”) or any successor page thereto, or if such price is not so reported on such Valuation Date for any reason, as reasonably determined by the Calculation Agent in consultation with the Counterparty, minus (b) the Daily Reference Price Adjustment specified in Schedule I.

Average Reference Price:	The arithmetic average of the Daily Share Reference Prices for each Valuation Date during the Price Adjustment Period.

Valuation Date:	Any Scheduled Trading Day in the Price Adjustment Period or the Cash Settlement Pricing Period, as the case may be, that is not a Valuation Disruption Day.

Valuation Disruption Day:	Any Scheduled Trading Day during the period beginning on, and including, the Trade Date, and ending on, and including the later of the last day of (x) the Price Adjustment Period and (y) any Cash Settlement Pricing Period (i) that is a Disrupted Day or a day designated by Bank as a Valuation Disruption Day pursuant to Section 5.6(b) or Section 7 hereof or (ii) on which Bank Group reasonably determines that it would be appropriate, in light of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Bank Group) for Bank Group to refrain from purchasing Shares in connection with the Transaction.

For each Valuation Disruption Day, Bank may, by written notice to Counterparty on or prior to the Price Adjustment Period Termination Date or the final Valuation Date of the Cash Settlement Pricing Period, as the case may be, in good faith, extend the Price Adjustment Period or the Cash Settlement Pricing Period, as the case may be, by an additional Valuation Date; provided, however, if the extension relates to clause (ii) in the paragraph immediately above, Bank shall not communicate to Counterparty the reason for such extension in the written notice.

Market Disruption Event:	Section 6.3(a) of the Definitions is hereby amended by replacing clause (ii) thereof in its entirety with the following: “(ii) an Exchange Disruption, which in either case occurs at any time prior to the relevant Valuation Time on the relevant Valuation Date, or” and inserting immediately following clause (iii) thereof the following: “; in each case that the Calculation Agent determines is material.”

Cash Settlement:	Counterparty may, in lieu of its obligation to deliver Shares in accordance with the “Net Share Settlement” provisions hereof, by written notice to Bank at any time no later than 5:30 p.m. (New York City time) on the Scheduled Trading Day immediately preceding the Scheduled Termination Date (or, in the case of an Accelerated Termination Date, reasonably promptly following receipt of notice from Bank of the designation of such Accelerated Termination Date), elect to pay to Bank on the Cash Settlement Date an amount in cash equal to the Cash Settlement Amount.

Cash Settlement Date:	The Exchange Business Day immediately following the last day of the Cash Settlement Pricing Period.

Cash Settlement Amount:	The Counterparty Share Delivery Amount multiplied by the arithmetic average of the Daily 10b-18 VWAP Prices for each Valuation Date during the Cash Settlement Pricing Period.

Cash Settlement Pricing Period:

The number of Valuation Dates (which number of Valuations Dates shall in no event be greater than five) so specified by Bank in good faith following receipt by Bank of the notice described in the “Cash Settlement” provision hereof (or, for purposes of determining the Cash Settlement Date under Paragraph 1 of Annex A, the date on which Bank Group elects pursuant to the last paragraph of Section 3.3 for Annex A to apply), commencing on the first Valuation Date immediately following the later of the date on which Counterparty notifies Bank that Cash Settlement is applicable (or, for purposes of determining the Cash Settlement Date under Paragraph 1 of Annex A, the date on which Bank Group elects pursuant to the last paragraph of Section 3.3 for Annex A to apply) and the Price Adjustment Period Termination Date.

Calculation Agent:	Bank.

Credit Support Documents:	None

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Dividend:	Any dividend or distribution, other than a dividend or distribution of the type described in Section 11.2(e)(i), Section 11.2(e)(ii)(A) or Section 11.2(e)(ii)(B) of the Definitions, that has an ex-dividend date occurring on or after the Trade Date and on or prior to the later of (x) the Settlement Date and (y) any Cash Settlement Date.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment; provided, however, no adjustment shall be made to account for changes in stock loan rate, liquidity or hedging costs.

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination); provided, however, no adjustment shall be made to account for changes in stock loan rate, liquidity or hedging costs.

(c) Share-for-Combined:	Component Adjustment

Determining Party:	Bank

Tender Offer:	Applicable

Consequences of Tender Offer:

(a) Share-for-Share:	Modified Calculation Agent Adjustment; provided, however, no adjustment shall be made to account for changes in stock loan rate, liquidity or hedging costs.

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination); provided, however, no adjustment shall be made to account for changes in stock loan rate, liquidity or hedging costs.

(c) Share-for-Combined:	Component Adjustment

Determining Party:	Bank

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Definitions, it shall also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Determining Party:	Bank

Additional Disruption Events:

(a) Change-in-Law:	Applicable; provided that, Section 12.9(a)(ii) of the Definitions is hereby amended by deleting clause (Y) in its entirety.

(b) Insolvency Filing:	Applicable

(c) Hedging Disruption:	Applicable; provided that, Section 12.9(a)(v) of the Definitions is hereby amended by adding the phrase “for five or more successive Scheduled Trading Days” immediately following the word “efforts” in the second line thereof.

Determining Party:	Bank

Additional Termination Event:	Bank may designate any Scheduled Trading Day as an Early Termination Date with respect to the Transaction if at any time the Counterparty declares an Extraordinary Dividend. In such case, the Transaction shall be the sole Affected Transaction and Counterparty shall be the sole Affected Party.

Non-Reliance/ Agreements and Acknowledgments Regarding Hedging Activities/ Additional Acknowledgments:	Applicable

3.	Share Settlement:

3.1

Upon (x) the occurrence or effective designation of an Early Termination Date in respect of the Transaction or (y) the occurrence of an Extraordinary Event that results in the cancellation or termination of the Transaction pursuant to Section 12.2, 12.3, 12.6 or 12.9 of the Definitions (any such event as described in clause (x) or (y) above, an “Early Termination Event”) (except, in the case of clause (y), an Extraordinary Event that is a Nationalization, Insolvency, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash), if one party would owe any amount to the other party pursuant to Section 6(d)(ii) and 6(e) of the Agreement or any Cancellation Amount pursuant to Section 12.2, 12.3, 12.6 or 12.9 of the Definitions (any such amount, a “Payment Amount”), then on the date on which any

Payment Amount is due, in lieu of any payment or delivery of such Payment Amount, Counterparty may elect, by prior written notice to Bank, that the party owing such amount shall deliver to the other party a number of Shares (or, in the case of a Merger Event, Tender Offer, Nationalization or Insolvency, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Extraordinary Event (each such unit, an “Alternative Termination Delivery Unit” and, the securities or property comprising such unit, “Alternative Termination Property”)) with a value equal to the Payment Amount based on the market value of the Shares (or such Alternative Termination Property) as of the Early Termination Date or the date as of which the Cancellation Amount is determined, as the case may be, as determined by the Calculation Agent; provided that, notwithstanding anything to the contrary in the Definitions or the Agreement, any Payment Amount shall be determined without regard to any stock loan rate, hedging costs or liquidity relevant to the Shares; provided further that in determining the composition of any Alternative Termination Delivery Unit, if the relevant Extraordinary Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of common stock. In no event, however, shall the number of Shares required to be delivered by the Counterparty hereunder exceed the Maximum Number of Shares.

3.2	Notwithstanding anything to the contrary in this Confirmation, Counterparty acknowledges and agrees that, on any day, to the extent (but only to the extent) that transactions in Shares (or any other class of voting securities of Counterparty) would result in the ultimate parent entity of Bank directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) at any time on such day in excess of 9.0% of the outstanding Shares or any other class of voting securities of Counterparty, (a) Bank shall not be obligated to deliver or receive any Shares to or from Counterparty, (b) Counterparty shall not be entitled to receive any Shares from Bank on such day, and (c) any purported receipt or delivery of Shares shall be void and have no effect.

If, on any day, any delivery or receipt of Shares by Bank is not made, in whole or in part, as a result of this provision, the respective obligations of Counterparty and Bank to make or accept such receipt or delivery shall not be extinguished and such receipt or delivery shall be effected over time as promptly as practicable after Bank determines, in a commercially reasonable manner, that such receipt or delivery would not result in its ultimate parent entity directly or indirectly beneficially owning in excess of 9.0% of the outstanding Shares or any other class of voting securities of Counterparty.

3.3	Notwithstanding Section 9.11 of the Definitions, but subject to the last paragraph of this Section 3.3, the parties acknowledge that Shares delivered as part of Counterparty Share Delivery Amount or pursuant to this Section 3 may be Unregistered Shares. For the purposes hereof, “Unregistered Shares” means Shares that have not been registered pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws (“Blue Sky Laws”) or Shares that cannot otherwise be freely sold, transferred, pledged or otherwise disposed of without registration under the Securities Act or under applicable Blue Sky Laws unless such sale, transfer, pledge or other disposition is made in a transaction exempt from or not subject to registration thereunder.

Upon request by Bank Group, Counterparty agrees to promptly remove, or cause to be removed, any legends referring to any transfer restrictions from such Unregistered Shares upon delivery by Bank Group to Counterparty of a seller’s representation letter in the form customarily delivered by Bank Group in connection with resales of restricted securities pursuant to Rule 144 under the

Securities Act, together with any supporting documentation which shall be required by Counterparty in its reasonable, good faith discretion (which may include an opinion of counsel); provided that, at the time of such request, Bank Group has satisfied all holding period and other requirements of Rule 144 applicable to Bank Group.

Notwithstanding anything to the contrary in this Confirmation, at the election of Bank Group by notice to Counterparty no later than two Exchange Business Days prior to the Scheduled Termination Date (or in the case of an Accelerated Termination Date, no later than the time of designation thereof), any delivery of Shares by Counterparty as part of the Counterparty Share Delivery Amount or pursuant to this Section 3 shall comply with the terms of Annex A hereof.

4.	Additional Agreements of the Parties:

4.1	For the avoidance of doubt, the last sentence of the first paragraph of 6(e) of the Agreement shall not apply with respect to the Transaction.

4.2	Bank agrees that in the event of the bankruptcy of Counterparty, Bank shall not have rights or assert a claim that is senior in priority to the rights and claims available to the shareholders of the common stock of Counterparty; provided, however, that nothing herein shall limit or shall be deemed to limit Bank’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; and provided further that in pursuing a claim against Counterparty in the event of a bankruptcy, insolvency or dissolution with respect to Counterparty, Bank’s rights hereunder shall rank on a parity with the rights of a holder of Shares enforcing similar rights under a contract involving Shares.

4.3	The parties acknowledge that the Transaction is not secured by any collateral that would otherwise secure the obligations of Counterparty hereunder.

4.4	The parties agree and acknowledge that Bank is a “financial institution,” “swap participant” and/or “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Bank is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

5.	Rule 10b-18:

5.1	Any purchases or sales of Shares by Bank Group will be conducted independently of Counterparty. The timing of any Bank Group purchases or sales of Shares, the number of Shares thus purchased or sold on any day, the price paid or received per Share for any Bank Group purchases or sales of Shares and the manner in which any Bank Group purchases or sales of Shares are made, including without limitation whether such Bank Group purchases or sales are made on any securities exchange or privately, shall be within the sole discretion of Bank Group.

5.2	On each day in the Price Adjustment Period and each day in the Cash Settlement Pricing Period, if any, Bank Group shall effect any purchases of Shares in connection with the Transaction (other than purchases made by Bank as part of its dynamic adjustment of its hedge of the Transaction) in a manner that would, if Bank Group were Counterparty or an “affiliated purchaser” (as such term is defined under Rule 10b-18 (“Rule 10b-18”) under the Exchange Act) of Counterparty, be subject to the safe harbor provided by Rule 10b-18(b).

5.3	From the date hereof and until, and including, the later of (x) the Settlement Date and (y) any Cash Settlement Date, Counterparty shall not, and shall cause its affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Bank.

5.4	Upon request by Bank on the Trade Date, Counterparty shall, at least one day prior to the first day of the Price Adjustment Period, notify Bank of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Price Adjustment Period and during the calendar week in which the first day of the Price Adjustment Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

5.5	Neither Counterparty nor any of its affiliates shall take any action that would cause any Bank Group purchases of Shares in connection with the Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act if such purchases were made by Counterparty.

5.6	Notwithstanding anything to the contrary herein or in the Definitions, Counterparty shall, on any day during the Price Adjustment Period or Cash Settlement Pricing Period on which Counterparty makes any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction, concurrently notify Bank of such public announcement. In addition:

(a)	Counterparty shall promptly thereafter provide Bank with written notice specifying (i) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding such public announcement that were not effected through Bank Group, and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) for the three full months preceding such public announcement. Such written notice shall be deemed to be a certification by Counterparty to Bank that such information is true and correct. Counterparty understands that Bank will use this information in calculating the trading volume for purposes of Rule 10b-18; and

(b)	Bank may in its good faith reasonable discretion, if it determines the resulting reduction in permissible volume of Rule 10b-18 purchases to be material, designate one or more Scheduled Trading Days in the period from, and including, such public announcement thereof to, and including, the earlier of the completion of such Merger Transaction or the completion of the vote by target shareholders to be Valuation Disruption Days and extend the Price Adjustment Period by a number of Scheduled Trading Days equal to the number of Valuation Disruption Days so designated.

For the avoidance of doubt, “Merger Transaction” in this Section 5.6 means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv).

6.	Agreement Regarding Calculations:

Notwithstanding any other provision of this Confirmation, the Definitions or the Agreement to the contrary, in calculating any adjustment pursuant to Article 11 of the Definitions or any amount payable pursuant to Article 12 of the Definitions or Section 6 of the Agreement, the Calculation Agent shall not take into account (i) changes to stock loan rates, (ii) any dividends or (iii) any costs associated with hedging by the Bank since the Trade Date.

7.	Distribution Event:

Counterparty represents that it is not engaged as of the Trade Date in a distribution, as such term is used in Regulation M under the Exchange Act, other than a distribution referred to in Rules 102(b) and 102(c) of Regulation M (a “Distribution”). If on any day prior to the second Scheduled Trading Day immediately following the last day of the later of the Price Adjustment Period or the Cash Settlement Pricing Period, as the case may be, Counterparty or any of its affiliates or agents makes a Distribution of Shares or any security for which the Shares are a reference security (as defined in Regulation M) that would, in the view of Bank, preclude Counterparty from purchasing Shares or cause any such purchases to violate any law, rule or regulation, Counterparty shall provide to Bank at least one Scheduled Trading Day’s notice of the first day of the “restricted period” (as defined in Regulation M promulgated under the Exchange Act) corresponding to such Distribution and use reasonable efforts to cause such Distribution to be completed or otherwise terminated as soon as reasonably practicable given the circumstances of the Distribution. Bank may, in its good faith reasonable discretion, designate such day a Valuation Disruption Day and, in connection with such designation, extend the Price Adjustment Period or the Cash Settlement Pricing Period, as applicable, by one Valuation Date for each Valuation Date that such “restricted period” corresponding to such Distribution continues.

8.	Additional Representations and Warranties of Counterparty:

Counterparty hereby represents and warrants to Bank that:

(a)	It has entered into the Transaction

(i)	in connection with a duly authorized Share repurchase program publicly announced on December 13, 2006, and July 12, 2007; and

(ii)	solely for the purposes stated in such public disclosures.

(b)

As of the Trade Date and the date, if any, as of which Counterparty elects that “Cash Settlement” shall apply, all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. As of each such date,

Counterparty is not in possession of any material nonpublic information regarding Counterparty or the Shares.

(c)	As of the Trade Date, Counterparty is not currently prohibited by law, contract or otherwise from purchasing Shares in a number equal to the Number of Shares during the term of this Transaction.

(d)	As of the Trade Date, Counterparty qualifies as an “eligible contract participant” as that term is defined in the U.S. Commodity Exchange Act, as amended.

(e)	As of the Trade Date, Counterparty is not an “investment company” as that term is defined in the Investment Company Act of 1940, as amended.

(f)	Counterparty is, and shall be as of the date of any payment or delivery by Counterparty hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages.

9.	Additional Covenant of Bank:

Bank hereby represents and warrants to Counterparty that it is a corporation incorporated under the laws of the State of Delaware. Any successor entity to Bank shall make such representations and provide such documents as are necessary to ensure that any payments made pursuant to this transaction are free of U.S. withholding tax.

10.	Relationship of Counterparty and Bank Group:

(a)	Any purchases made by Bank Group during the Price Adjustment Period or the Cash Settlement Pricing Period will be made by Bank Group as principal (and not as an agent of Counterparty) and will be proprietary in nature and not for the benefit or pursuant to the direction of Counterparty. Without limiting the generality of the foregoing, during the Price Adjustment Period and the Cash Settlement Pricing Period, the parties agree that they will not communicate in any way regarding Bank Group purchases. The parties further agree that during the Price Adjustment Period and the Cash Settlement Pricing Period, Counterparty and its agents or representatives shall not have, and shall not attempt to exert, any influence over how, when or whether Bank Group effects purchases of Shares. The parties intend that this Confirmation shall constitute a binding contract satisfying the requirements of Rule 10b5-1(c)(1)(i)(A)(1) under the Exchange Act. Counterparty is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act. Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1. Counterparty acknowledges and agrees that any modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” under Rule 10b5-1(c).

11.	Additional Covenant of Counterparty:

(a) Counterparty shall not at any time prior to the later of (x) the Settlement Date and (y) any Cash Settlement Date communicate, directly or indirectly, any material nonpublic information concerning itself or the Shares or purchases or sales of Shares by Bank Group to any Relevant Bank Personnel known by Counterparty. For purposes hereof, “Relevant Bank Personnel” means any employee of Bank Group, except employees that Bank has notified Counterparty in writing are not Relevant Bank Personnel.

12.	Transfer:

Notwithstanding anything to the contrary in the Agreement, Bank may assign or transfer its rights or obligations under the Transaction, in whole or in part, to any of its affiliates without the prior written consent of Counterparty, provided that the senior unsecured debt rating (“Credit Rating”) of such affiliate (or any guarantor of its obligations under the transferred Transaction), both prior to and after giving effect to the assignment or transfer, is equal to or greater than the Credit Rating of Bank, as specified by Standard & Poor’s Rating Services or Moody’s Investors Service, Inc., at the time of such assignment or transfer and as of the Trade Date and provided further that Counterparty shall not incur any additional costs, expenses or other economic loss (including any costs or expenses relating to any additional withholding) as a result of any such assignment or transfer.

13.	Account Details:

Payments to Bank:	To be advised

Payments to Counterparty:	To be advised

14.	Governing Law; Waiver of Jury Trial:

14.1	The Agreement and this Confirmation, and all disputes arising out of or in connection with the Agreement and this Confirmation or the subject matter hereof, will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine and each party hereby submits to the non-exclusive jurisdiction of the Courts of the State of New York or the U.S. federal courts in each case located in the Borough of Manhattan in New York City.

14.2	Bank and Counterparty hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to the Agreement, this Confirmation or the Transaction contemplated hereby.

15.	Tax Disclosure:

Notwithstanding any provision in this Confirmation, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

16.	Additional Elections:

(a)	The Termination Currency shall be U.S. dollars.

(b)	For purposes of Section 6(e) of the Agreement, Second Method and Loss shall apply.

(c)	The “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Bank and Counterparty; provided that “, or becoming capable at such time of being declared,” shall be deleted from the seventh line of Section 5(a)(vi). “Specified Entity” for purposes of Section 5(a)(vi) of the Agreement shall mean “Bank Group” in the case of Bank and “none” in the case of Counterparty. The “Threshold Amount” shall be shall be $100,000,000 in the case of Bank and $200,000,000 in the case of Counterparty.

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) of the ISDA Master Agreement shall apply to Bank and Counterparty.

(e)	The “Automatic Early Termination” provision of Section 6(a) of the ISDA Master Agreement shall not apply to Bank and will not apply to Counterparty.

(f)	(i) Credit Support Document: With respect to Bank, a guarantee of Bank’s obligations in the form annexed hereto as Exhibit A. With respect to Counterparty, none.

(ii) Credit Support Provider: With respect to Bank, Lehman Brothers Holdings Inc. With respect to Counterparty, none.

17.	Set-Off:

Each party waives any and all rights it may have to set-off, whether arising under any agreement, applicable law or otherwise.

18.	Notices: For purposes of this Confirmation:

(a)	Address for notices or communication to the Counterparty:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

Attention: Pamela M. G. Wapnick

Facsimile No.: (805) 447-1010

Telephone No.: (805) 447-1000

(b)	Address for notices or communication to the Bank:

Lehman Brothers, Inc. acting as Agent

Lehman Brothers OTC Derivatives Inc., acting as Principal

745 Seventh Avenue

New York, New York 10019

Attention: Andrew Yare - Transaction Management Group

Facsimile No.: (646) 885-9546 (United States of America)

Telephone No.: (646) 333-9493

With a copy to:

Lehman Brothers, Inc.

745 Seventh Avenue

New York, New York 10019

Attention: Steve Roti

Facsimile No.: (917) 522-0561

Telephone No.: (212) 526 0055

19.	Miscellaneous:

(a)	The date and time of the Transaction evidenced hereby will be furnished by the Bank to Counterparty upon written request.

(b)	Bank and Counterparty each represents and agrees (A) that the Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (B) that it is entering into the Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other.

(c)	Counterparty represents and warrants that it has received and read and understands the Notice of Regulatory Treatment and the OTC Option Risk Disclosure Statement.

(d)	The Agent will furnish Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

(e)	Agent is acting as agent on behalf of Bank and Counterparty for the Transaction. Agent has no obligations, by guarantee, endorsement or otherwise, with respect to the performance of the Transaction by either party.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning to us a copy of this Confirmation.

Yours sincerely,

LEHMAN BROTHERS OTC DERIVATIVES INC.

By:	/s/ SCOTT E. WILLOUGHBY
Name:	Scott Willoughby
Title:	Managing Director

Agreed to as of the date first above written.

AMGEN INC.

By:	/s/ ROBERT A. BRADWAY
Name:	Robert A. Bradway
Title:	Executive Vice President and Chief Financial Officer

SCHEDULE I

Daily Reference Price Adjustment:	USD0.481 per Share

Schedule I-1

ANNEX A

Share Delivery Conditions

If Bank has elected that this Annex A applies to the delivery of Shares by Counterparty:

1. In the case of Net Share Settlement, Counterparty shall deliver to Bank on the Cash Settlement Date a number of Shares equal to a number of Shares with a value equal to the Cash Settlement Amount based on the market value of the Shares on the Cash Settlement Date. In the case of any delivery of Shares (or Alternative Termination Delivery Units) pursuant to Section 3.1, Counterparty shall deliver to Bank on the date on which the Payment Amount is due the number of Shares (or Alternative Termination Delivery Units, which are referred to collectively in this Annex A as “Shares”) with a value equal to the Payment Amount based on the market value of the Shares (or such Alternative Termination Property) as of the Early Termination Date or the date as of which the Cancellation Amount is determined, as the case may be, as determined by the Calculation Agent.

Notwithstanding anything in this Annex or the Confirmation to the contrary, if Registered Offering is not applicable, the number of Shares to be delivered pursuant to the immediately preceding sentence shall be increased to reflect a commercially reasonable liquidity discount, as determined by the Calculation Agent. In no event, however, shall the number of Shares to be delivered pursuant to this Annex A exceed the Maximum Number of Shares.

2. Bank or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Shares comprising the Shares delivered by Counterparty pursuant to Net Share Settlement or Section 3.1 (“Offered Shares”) and any Additional Shares delivered by Counterparty to Bank pursuant to Paragraph 3 below, commencing on the Cash Settlement Date or the Early Termination Date or other date of cancellation, as applicable, and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Bank, is equal to the Cash Settlement Amount or Payment Amount, as the case may be (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Bank or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the Cash Settlement Amount or the Payment Amount, as the case may be, Bank will refund, in U.S. Dollars, such excess to Counterparty on the date that is three (3) Clearance System Business Days following the Final Resale Date, and, if any portion of the Offered Shares remains unsold, Bank shall return to Buyer on that date such unsold Shares.

3. If the Calculation Agent determines that the Net Proceeds received from the sale of Offered Shares or any Additional Shares (if any) pursuant to this Paragraph 3 are less than the Cash Settlement Amount or the Payment Amount, as the case may be, (the amount in U.S. Dollars by which the Net Proceeds are less than the Counterparty Share Delivery Amount or the Payment Amount, as the case may be, being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Bank a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Bank additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions set forth in Paragraph 4 (the “Additional Shares”) on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Additional Shares shall be sold by Bank or any underwriter(s) in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Additional Shares is less than the

Cash Settlement Amount or the Payment Amount, as the case may be, then Counterparty shall, at its election, either make such cash payment to Bank or deliver to Bank further Additional Shares until such Shortfall has been reduced to zero. If the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Additional Shares exceeds the Cash Settlement Amount or the Payment Amount, as the case may be, then Bank will refund, in U.S. Dollars, such excess to Counterparty on the date that is three (3) Currency Business Days following the relevant Final Resale Date and, if any portion of the Offered Shares or the Additional Shares remains unsold, Bank shall return to Counterparty on the date that is two (2) Clearance System Business Days following the Final Resale Date such unsold Shares.

4. Counterparty shall use efforts commercially reasonable in its judgment to effect, at Counterparty’s election, either a Registered Offering or an Exempt Offering:

(i) If Registered Offering is elected, then Shares shall be sold by Bank or any underwriter(s) only pursuant to an effective Registration Statement (a “Registered Offering”). Counterparty may elect Registered Offering only if all of the following conditions are met:

(a) a registration statement covering public resale of such Shares by Bank or any underwriter(s) (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and have become effective on or prior to the Price Adjustment Period Termination Date (or, with respect to Shares delivered pursuant to Section 3 of the Confirmation, the Merger Date, the Tender Offer Date or the date of the occurrence of the Nationalization, Insolvency, Delisting, Additional Disruption Event or the Early Termination Date (as the case might be)) (the “Registration Date”), and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Bank or any underwriter(s), in such quantities as Bank or such underwriter(s) shall reasonably have requested, on or prior to the Registration Date;

(b) the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Bank;

(c) as of or prior to the Registration Date, Bank and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to Bank, in its discretion;

(d) an opinion of counsel for Counterparty and a “cold comfort” letter signed by the independent public accountants who have issued a report on Counterparty’s financial statements included in such Registration Statement shall have been delivered to Bank or its affiliates, each addressed to Bank and any underwriter(s), and each in form and substance satisfactory to Bank and any such underwriter and their respective counsel covering substantially the same matters with respect to such Shares and the offering, sale and issuance thereof and the financial statements of Counterparty as are customarily covered in opinions of Counterparty’s counsel and in accountants’ letters delivered to underwriter(s) in underwritten public offerings of securities and, in the case of the accountants’ letter, such other financial matters as Bank or its affiliates may have reasonably requested; and

(e) as of the Registration Date, an agreement (the “Underwriting Agreement”) shall have been entered into between Counterparty and Bank or any underwriter(s) in connection with the public resale of the Shares by Bank or any underwriter(s) substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to Bank, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Bank and its affiliates.

(ii) If Exempt Offering is elected, then Shares shall be sold by Bank or any underwriter(s) pursuant to an offering that is exempt from the registration requirement of the Securities Act (an “Exempt Offering”) and Counterparty may elect Exempt Offering only if (a) as of or prior to the Registration Date, Bank and any potential purchaser of any such shares from Bank (or any affiliate of Bank designated by Bank) identified by Bank shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); (b) as of the Registration Date, an agreement (a “Private Placement Agreement”) shall have been entered into between Counterparty and Bank (or any affiliate of Bank designated by Bank) in connection with the private placement of such shares by Counterparty to Bank (or any such affiliate) and the private resale of such shares by Bank (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance reasonably satisfactory to Bank, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Bank and its affiliates, and shall provide for the payment by Counterparty of all reasonable fees and expenses in connection with such resale, including all reasonable fees and expenses of counsel for Bank or an affiliate thereof, and shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; (c) Counterparty shall either (x) represent that it is not aware of any material non-public information regarding Counterparty or the Shares as of the date it elects an Exempt Offering, or (y) before any purchasers decide to purchase the Shares, enter into confidentiality agreements with such purchasers relating to any material non-public information regarding Counterparty or the Shares; and (d) Counterparty acknowledges that any Shares sold pursuant to an Exempt Offering may be sold at prices that are less than the prices that might otherwise be available if such Shares were to be sold pursuant to a registered public offering or at prices observed in the secondary market.